Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Versum Materials, Inc.:

We consent to the incorporation by reference in the joint proxy statement/prospectus, which forms part of the Amendment No. 1 to the Registration Statement on Form S-4 of Entegris, Inc. (“Entegris”), of our reports dated November 21, 2018, with respect to the consolidated balance sheets of Versum Materials, Inc. and subsidiaries as of September 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of September 30, 2018, which reports appear in the September 30, 2018 annual report on Form 10-K of Versum Materials, Inc., and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which forms part of the Amendment No. 1 to the Registration Statement on Form S-4 of Entegris.

Our report on the consolidated financial statements refers to a change in the method of accounting for certain inventories.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 18, 2019